Exhibit 99.1

Consolidated Water Reports Q3 2019 Results

GEORGE TOWN, Cayman Islands, November 12, 2019 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the quarter ended September 30, 2019. Quarterly and first nine months comparisons are to the same year-ago period unless otherwise noted.

Financial Highlights

•	Revenue for Q3 2019 declined 12% to $15.9 million, and for the first nine months increased 7% to $51.2 million.

•	Gross margin as a percentage of revenue improved from 39.5% to 42.2% in Q3 2019, and improved from 40.9% to 41.5% in the first nine months.

•	Net income attributable to stockholders totaled $1.7 million or $0.11 per diluted share in Q3 2019, and $10.4 million or $0.69 per diluted share in the first nine months.

•	Paid $1.3 million in dividends in Q3 2019.

Management Commentary

“In the third quarter of 2019, we advanced our business in a number of areas; however, our lower financial performance reflects an unusual confluence of factors across our operating segments,” commented Consolidated Water CEO, Rick McTaggart. “Our revenue from bulk water is lower due to new rates that came into effect earlier this year in Grand Cayman under new long-term operating and maintenance contracts that we won through competitive bidding processes. While our manufacturing and services revenues were lower, our related pipeline has been expanding. So, we don’t see Q3 as indicative of a trend, and we remain on course for a year of strong revenue growth and profitability as demonstrated by our nine-month results.

“Q3 also underscores the importance of further diversifying revenue by adding complementary service and product offerings, as well as expanding our geographic presence and customer base. This effort began with the acquisition of Aerex in 2016. We have since strengthened our executive team and Aerex’s capabilities with the addition of a new VP of manufacturing earlier this year who is overseeing the expansion our Aerex operations.

“More recently, we acquired PERC Water, based in Costa Mesa, California, which designs, builds and operates water and wastewater infrastructure projects nationwide with a strong focus on the water-challenged southwestern U.S. PERC Water has won numerous industry awards for innovative design and its efficient project delivery model.

“We view PERC Water as highly-complementary and synergistic to our existing business. PERC Water will expand our product and service offerings to include advanced water and wastewater recycling plants, while providing a platform to expand our core business of designing, constructing and operating desalination plants into water-short regions of the U.S.

“The Southwest’s water management challenges in particular have created a growing demand and opportunity for water treatment and reuse projects, with the Pacific coastline providing access to extensive desalination opportunities. Our specialized capabilities, greater access to capital and other important resources will better position PERC Water to take advantage of this fast-growing market.

“Given our specialized manufacturing capabilities and experience related to markets with relatively high barriers to entry, such as those that require unique quality controls and certification, we see the prospects for our manufacturing segment continuing to be favorable. We also fabricate water treatment equipment for a diverse number of industries involved in wastewater treatment infrastructure. So, with the numerous municipal utilities in need of improvements in this area we expect continued growth of this business segment.

“Regarding our Rosarito, Mexico desalination project, we had positive developments earlier this year including congressional authorization, approval of a significant portion of the debt financing for the project, and obtaining additional rights of way. Certain steps remain to be completed by the State of Baja California government before we can begin construction, most notably obtaining the revolving line of credit required for the State’s payment trusts for the project.

“The State’s project activities have been delayed as of late, in part due to the installation of a new, recently elected administration. However, we expect the State to recommence its project development efforts by the first quarter of 2020, and we are encouraged by the new governor’s recent public comments communicating his support for the project. Designed to produce 100 million gallons per day of potable water, the plant is expected to be the largest of its kind in the Western Hemisphere and will provide a much-needed source of drinking water for the coastal region of Baja California for at least 37 years.

“Many other water-scarce areas of the world exist in addition to Mexico. In fact, such areas continue to increase due to the growth in populations and urban expansion. Therefore, we are continuing to explore potential projects where we can support the growth and quality of life in local communities by providing essential fresh water supplies.

“We continue to have ample liquidity on our balance sheet to expand into new markets and diversify our revenue streams. PERC Water exemplifies the high-quality opportunities we will continue to pursue to drive growth and enhance shareholder value over the coming year.”

Third Quarter 2019 Financial Summary

Revenue declined 12% to $15.9 million from $18.1 million in the same year-ago quarter, which was driven primarily by decreases of $1.4 million in bulk water sales, $711,000 in services and $181,000 in manufacturing.

The decrease in bulk water was due to the lower rates that came into effect in February for water supplied by the Red Gate and North Sound plants, as well as lower rates that came into effect in July for the North Side Water Works plant. The decrease in services revenue was due to lower fees generated under the company’s management services agreement with OC-BVI, with the year ago period including $710,000 from an OC-BVI plant refurbishment project. Manufacturing was lower due to slightly fewer active projects. These decreases were partially offset by a marginal increase in retail revenue, which was due to a slight increase in the volume of water sold by Cayman Water.

Gross profit was $6.7 million compared to $7.1 million in the year-ago period, with gross margin as a percentage of revenue improving from 39.5% to 42.2%.

Net income attributable to stockholders was $1.7 million or $0.11 per basic and diluted share, compared to $4.6 million or $0.30 per basic and diluted share in the year-ago quarter. The decrease was primarily due to the year-ago quarter including substantial non-recurring income from a legal settlement.

Cash and cash equivalents totaled $42.0 million as of September 30, 2019, as compared to $31.3 million as of December 31, 2018. The increase resulted primarily from net income generated from continuing operations and the sale of CW-Belize.

First Nine Months of 2019 Financial Summary

Revenue increased 7% to $51.2 million from $47.7 million in the same year-ago period. The increase was primarily driven by increases of $5.7 million in manufacturing and $1.1 million in retail revenue.

Manufacturing revenue increased due to an increase in orders and production activity. Retail revenue improved due to a more than 2% increase in the volume of water sold by Cayman Water, with this attributed to lower rainfall in 2019. The increase in retail revenue was also due to increased energy prices which increased the energy pass-through component of the company’s Cayman Water retail revenue by $400,000.

The increase in manufacturing and retail revenue was partially offset by a decrease in services revenue and a decrease in bulk revenue. The decrease in services revenue was due to lower fees generated under the company’s management services agreement with OC-BVI, with the year ago period including $710,000 from an OC-BVI plant refurbishment project. The decrease in bulk water was due to the lower rates that came into effect in February for water supplied by the Red Gate and North Sound plants, as well as lower rates that came into effect in July for the North Side Water Works plant.

Gross profit increased 9% to $21.2 million from $19.5 million in the same year-ago period, with gross margin as a percentage of revenue improving from 40.9% to 41.5%.

Net income attributable to stockholders was $10.4 million or $0.69 per basic and diluted share, up 18% from $8.8 million or $0.58 per diluted share in the same year-ago period.

Third Quarter Segment Results

	Three Months Ended September 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,271,220	$6,449,757	$95,980	$3,072,282	$15,889,239
Cost of revenue	2,945,586	4,269,739	31,601	1,933,333	9,180,259
Gross profit	3,325,634	2,180,018	64,379	1,138,949	6,708,980
General and administrative expenses	3,497,320	294,189	546,204	487,914	4,825,627
Gain on asset dispositions and impairments, net	6,518	500	-	-	7,018
Income (loss) from operations	$(165,168)	$1,886,329	$(481,825)	$651,035	1,890,371
Other income, net					229,841
Income before income taxes					2,120,212
Benefit from income taxes					(40,075)
Net income from continuing operations					2,160,287
Income from continuing operations attributable to non-controlling interests					433,235
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					1,727,052
Total income from discontinued operations					-
Net income attributable to Consolidated Water Co. Ltd. stockholders					$1,727,052

	Three Months Ended September 30, 2018
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$6,185,558	$7,806,552	$807,424	$3,253,750	$18,053,284
Cost of revenue	2,750,599	5,289,151	682,713	2,205,830	10,928,293
Gross profit	3,434,959	2,517,401	124,711	1,047,920	7,124,991
General and administrative expenses	2,967,187	366,532	846,258	627,102	4,807,079
(Loss) on asset dispositions and impairments, net	(9,084)	-	-	(3,331)	(12,415)
Income (loss) from operations	$458,688	$2,150,869	$(721,547)	$417,487	2,305,497
Other income, net					2,326,768
Income before income taxes					4,632,265
Provision for income taxes					12,659
Net income from continuing operations					4,619,606
Income from continuing operations attributable to non-controlling interests					310,579
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					4,309,027
Total income from discontinued operations					243,362
Net income attributable to Consolidated Water Co. Ltd. stockholders					$4,552,389

First Nine Months Segment Results

	Nine Months Ended September 30, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$19,941,395	$20,502,121	$287,349	$10,452,158	$51,183,023
Cost of revenue	8,753,948	13,992,452	198,614	7,013,977	29,958,991
Gross profit	11,187,447	6,509,669	88,735	3,438,181	21,224,032
General and administrative expenses	10,020,019	900,572	1,811,971	1,466,091	14,198,653
Gain on asset dispositions and impairments, net	401,088	47,000	-	-	448,088
Income (loss) from operations	$1,568,516	$5,656,097	$(1,723,236)	$1,972,090	7,473,467
Other income, net					540,264
Income before income taxes					8,013,731
Provision for income taxes					73,117
Net income from continuing operations					7,940,614
Income from continuing operations attributable to non-controlling interests					1,172,039
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					6,768,575
Net income from discontinued operations					3,621,170
Net income attributable to Consolidated Water Co. Ltd. stockholders					$10,389,745

	Nine Months Ended September 30, 2018
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$18,884,929	$22,934,036	$1,054,100	$4,798,948	$47,672,013
Cost of revenue	8,234,803	15,736,936	921,653	3,300,370	28,193,762
Gross profit	10,650,126	7,197,100	132,447	1,498,578	19,478,251
General and administrative expenses	8,926,550	961,266	2,162,632	1,865,311	13,915,759
(Loss) on asset dispositions and impairments, net	(11,074)	-	-	(3,331)	(14,405)
Income (loss) from operations	$1,712,502	$6,235,834	$(2,030,185)	$(370,064)	5,548,087
Other income, net					2,786,397
Income before income taxes					8,334,484
Benefit from income taxes					(113,607)
Net income from continuing operations					8,448,091
Income from continuing operations attributable to non-controlling interests					484,778
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					7,963,313
Net income from discontinued operations					869,794
Net income attributable to Consolidated Water Co. Ltd. stockholders					$8,833,107

Outlook

Based on committed purchase orders, the company expects the performance of its manufacturing segment for the 2019 fiscal year to exceed its performance for 2018.

Given existing contractual bulk water commitments and the third quarter of 2019 reflecting the full effect of the new Cayman Islands contracts, the company expects revenue and gross profit generated by its bulk segment to stabilize.

As a result of the acquisition of PERC Water, the company’s business development team is actively pursuing a number of new projects in the U.S., and expects to commit significant management time and other resources in pursuit of these projects.

The company traditionally sells more water on Grand Cayman during the first half of the calendar year when the number of visitors is typically greater and local rainfall is less as compared to the back half of the year. In 2019, stayover tourist numbers continued to exceed 2018 numbers, supported by additional capacity of the recently expanded airport in Grand Cayman. This indicates that 2020 may be another record year for stayover visitors in the company’s exclusive utility franchise area.

Conference Call

Consolidated Water management will host the call, followed by a question and answer period.

Date: Tuesday, November 12, 2019

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10136288

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through November 19, 2019, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10136288

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace;(ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) its ability to complete the project under development in Baja California, Mexico; (v) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (vi) the collection of its delinquent accounts receivable in the Bahamas; (vii) its ability to integrate and profitably operate recently acquired subsidiary PERC Water Corporation; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs/. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$41,991,071	$31,337,477
Restricted cash	1,610,471	-
Accounts receivable, net	22,955,201	24,228,095
Inventory	3,031,011	2,232,721
Prepaid expenses and other current assets	2,151,903	1,035,796
Current portion of loans receivable	-	734,980
Costs and estimated earnings in excess of billings	1,656,392	835,669
Current assets of discontinued operations	-	1,959,494
Total current assets	73,396,049	62,364,232
Property, plant and equipment, net	62,106,181	58,880,818
Construction in progress	925,570	6,015,043
Inventory, non-current	4,534,038	4,545,198
Investment in OC-BVI	1,879,448	2,584,987
Goodwill	8,004,597	8,004,597
Land and rights of way held for development	24,161,024	24,161,024
Intangible assets, net	1,331,111	1,891,667
Operating lease right-of-use assets	4,393,737	-
Other assets	2,046,090	2,123,999
Long-term assets of discontinued operations	-	1,944,033
Total assets	$182,777,845	$172,515,598

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$2,152,023	$4,570,641
Accrued compensation	1,367,856	1,286,468
Dividends payable	1,290,291	1,286,493
Current maturities of operating leases	647,709	-
Billings in excess of costs and estimated earnings	-	109,940
Current liabilities of discontinued operations	-	646,452
Total current liabilities	5,457,879	7,899,994
Deferred tax liability	494,513	659,874
Noncurrent operating leases	3,809,573	-
Other liabilities	75,000	199,827
Total liabilities	9,836,965	8,759,695
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 33,751 and 34,796 shares, respectively	20,251	20,878
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,027,574 and 14,982,906 shares, respectively	9,016,544	8,989,744
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	87,858,251	87,211,953
Retained earnings	65,847,791	59,298,161
Cumulative translation adjustment	-	(549,555)
Total Consolidated Water Co. Ltd. stockholders' equity	162,742,837	154,971,181
Non-controlling interests	10,198,043	8,784,722
Total equity	172,940,880	163,755,903
Total liabilities and equity	$182,777,845	$172,515,598

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Total revenue	$15,889,239	$18,053,284	$51,183,023	$47,672,013
Total cost of revenue	9,180,259	10,928,293	29,958,991	28,193,762
Gross profit	6,708,980	7,124,991	21,224,032	19,478,251
General and administrative expenses	4,825,627	4,807,079	14,198,653	13,915,759
Gain (loss) on asset dispositions and impairments, net	7,018	(12,415)	448,088	(14,405)
Income from operations	1,890,371	2,305,497	7,473,467	5,548,087

Other income (expense):
Interest income	154,175	172,805	444,827	504,028
Interest expense	(19)	(2,492)	(1,501)	(7,122)
Profit-sharing income from OC-BVI	2,025	536,625	10,125	621,675
Equity in the earnings of OC-BVI	38,174	1,472,154	26,686	1,710,230
Net unrealized gain (loss) on put/call options	-	75,000	(24,000)	(47,000)
Other	35,486	72,676	84,127	4,586
Other income, net	229,841	2,326,768	540,264	2,786,397
Income before income taxes	2,120,212	4,632,265	8,013,731	8,334,484
Provision for (benefit from) income taxes	(40,075)	12,659	73,117	(113,607)
Net income from continuing operations	2,160,287	4,619,606	7,940,614	8,448,091
Income from continuing operations attributable to non-controlling interests	433,235	310,579	1,172,039	484,778
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	1,727,052	4,309,027	6,768,575	7,963,313
Gain on sale of discontinued operations	-	-	3,621,170	-
Net income from discontinued operations	-	243,362	-	869,794
Total income from discontinued operations	-	243,362	3,621,170	869,794
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,727,052	$4,552,389	$10,389,745	$8,833,107

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.11	0.28	$0.45	$0.53
Discontinued operations	-	0.02	0.24	0.06
Basic earnings per share	$0.11	0.30	$0.69	$0.59

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.11	0.28	$0.45	$0.52
Discontinued operations	-	0.02	0.24	0.06
Diluted earnings per share	$0.11	0.30	$0.69	$0.58

Dividends declared per common and redeemable preferred shares	$0.085	0.085	$0.255	$0.255

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,026,710	14,963,195	15,022,489	14,960,602
Diluted earnings per share	15,138,094	15,124,720	15,132,843	15,119,415